                                                                    EXHIBIT 10.4

                       PROGRAMMING AND SERVICES AGREEMENT
                       ----------------------------------

     This Programming Agreement (the "Agreement") is effective as of the 1st day of January, 1998 ("Effective Date") by and between College Television Network, Inc. (formerly known as UC Television Network Corp.) ("CTN"), a Delaware corporation with its principal place of business at 5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328, and Turner Private Networks, Inc., a Georgia corporation with its principal place of business at One CNN Center, P.O. Box 105366, Atlanta, Georgia 30348-5366 ("Turner"). (CTN and Turner are collectively referred to herein as the "Parties").

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, CTN owns and operates the College Television Network (formerly known as UCTV) (the "Network") which provides television programming targeted to college students in a place-based single channel viewing environment in common areas on college campuses "Network Facilities");

     WHEREAS, CTN desires that Turner provide certain program and editorial content to CTN for exhibition on the Network as further described below ("Programs");

     WHEREAS, Turner desires to provide such Programs to CTN on the terms set forth in this Agreement for exhibition on the Network;

     THEREFORE, in consideration of the mutual covenants contained herein and the mutual benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I.   Turner Obligations.
     ------------------

     (a)  Production.  Turner shall produce and provide to CTN for distribution
          ----------
          on the Network a fully produced and packaged Program for each non-holiday school day (based upon a mutually agreed upon school calendar running from approximately mid-August to mid-May) during the Term of this Agreement. Each Program shall contain: (i) two (2) general news segments, each of which shall be approximately two and a half minutes in duration; (ii) two (2) sports segments, each of which shall be approximately two and a half minutes in duration; (iii) one (1) animated "short" or cartoon, which shall be subject to the reasonable approval of CTN and shall be approximately seven (7) minutes in duration; (iv) opening and closing graphics for each segment; and (v) anchor backgrounds behind the news and sports segments.

          The Programs shall be of broadcast quality according to generally accepted industry standards and shall be comparable in production quality to other Turner-produced programs. The host, the format and the set for the Programs, as well as the graphics included as part of the Programs, shall be subject to the reasonable

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          approval of CTN. The Programs shall be produced accordingly; any changes that would impact the budget must be agreed upon and Turner will only be obligated to implement the same if commercially reasonable and for an agreed upon increase in the Fee. Turner shall have absolute and complete editorial discretion with respect to the content, production, editing and updating of the Programs. In addition, it is expressly acknowledged and agreed that the Cable News Network ("CNN") or other appropriate TPNI-affiliated logo ("Turner Marks") shall appear on-screen at all times in the Programs to identify the source for the same and that such logos shall be of a size generally accepted in the television industry; such Turner Marks may not be used with any other on-air programming or elements included in the Network.

          Without assuming any obligation whatsoever, from time to time during the Term, Turner agrees to consider requests from CTN to permit CTN to air live breaking news appearing on CNN on the Network in lieu of Programs. Such permission shall be granted, if at all, on a case-by-case basis and pursuant to any limitations CNN deems appropriate. All technology and costs associated with carriage of the live CNN feed shall be the responsibility of CTN; Turner will use reasonable efforts to inform CTN of the costs (to the extent of its knowledge) in advance.

     (b)  Administrative Responsibilities.  From January 1, 1998, through the
          -------------------------------
          completion of the school year in May 1998 ("Interim Period"), Turner hereby agrees to perform certain administrative and distribution responsibilities on behalf of CTN. Specifically, Turner agrees to receive a reasonable amount of third party programming elements from CTN ("CTN Content") for inclusion on the Network and encode and transmit the same with the Programs as further provided in Paragraph
          (c) below. In no event shall the CTN Content encoding and distribution process require more than one hundred twenty (120) minutes of distribution time per month, inclusive of any retransmission of said CTN Content, absent the separate written agreement of both parties. After May 1998, Turner shall have no responsibility whatsoever to encode, distribute or otherwise process any CTN Content for the Network.

     (c)  Delivery.  Turner shall deliver the Programs and the CTN Content
          --------
          (during the Interim Period only) to CTN for distribution on the Network on the dates set forth on the Delivery Schedule attached hereto as Exhibit "X' and incorporated herein by reference. During the Interim Period, Turner shall deliver the Programs, along with any CTN Content, to CTN for daily (school day only) broadcast prior to the scheduled air time via internet feed (or other mutually acceptable means) to the Hughes satellite facilities in Germantown, Maryland for CTN's subsequent distribution to the Network Facilities.

          After the Interim Period, Turner shall deliver the Programs to CTN on a daily school day basis prior to the scheduled air time on a mutually agreed upon schedule via fiber or other appropriate means of delivery selected by Turner to the

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          Crawford Production facility in Atlanta, Georgia, or such other location as directed by CTN so long as CTN agrees to pay any cost differential to Turner associated with the alternate place of delivery, for CTN's inclusion on the Network and distribution to the Network Facilities. CTN shall provide Turner a commercially reasonable period of time to switch to an alternate location should CTN elect to use a facility other than Crawford so that Turner can make all necessary arrangements.

     (d)  In addition, Turner agrees to provide CTN one (1) crew day (up to five
          (5) hours) per month for use by CTN in producing the CTN Content so long as CTN provides Turner seven (7) days' advanced written notice of the need for such crew and with the express understanding that the crew will be made available in the Atlanta metropolitan area only. In addition, Turner will provide a maximum of five (5) hours edit time per month for use by CTN in the production of the CTN Content. Such edit time will include use of an editor and facilities at times and locations designated by Turner in its reasonable sole discretion. Neither the production nor the edit time will accumulate from month to month; accordingly, such time will be forfeited if CTN fails to use such services in any given month.

II.  CTN Obligations
     ---------------

     (a)  CTN Content.  The CTN Content provided by CTN hereunder may include
          -----------
          music videos, commercials and other programming elements for distribution on the Network as CTN deems appropriate; provided, however, CTN agrees that the CTN Content shall be generally consistent with the production quality and journalistic integrity of the Programs and in compliance with all applicable laws, rules and regulations. At Turner's discretion, certain CTN Content may be included in the Programs. CTN shall be solely responsible for providing a host and graphics for any CTN Content at its sole cost and such person shall have no right whatsoever to represent himself or herself as a representative or employee of Turner or any of its affiliates. It is further agreed that CTN may, at its sole cost, secure an anchor to work with Turner to host the segments contained in the Programs at no charge to Turner, subject to Turner's reasonable approval. Subject to the details in Paragraph I above, CTN shall be solely responsible for the CTN Content including the production thereof (and all rights, licensing, clearance and payment issues related thereto), the assembly of the same with the Programs, and distribution of the Network to the Network Facilities.

     (b)  Distribution of CTN Content.  During the Interim Period, CTN shall be
          ---------------------------
          solely responsible for providing the CTN Content to Turner in a timely manner for encoding and distribution to the Hughes facility.

     (c)  Reception and Re-Distribution to Network Facilities.  During the
          ---------------------------------------------------
          Interim Period, CTN shall be solely responsible for the reception of Programs and CTN Content at the Hughes NOC and all equipment and costs related thereto. Following the

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          Interim Period and throughout the remainder of the Term, CTN shall be solely responsible for delivering any CTN Content to the Crawford facility or any alternate facility selected by CTN as contemplated by Paragraph I(c) above. At all times during the Term, subject to Turner's performance of its delivery obligations hereunder, CTN shall be responsible for assembling the Network and distributing the same to the Network Facilities, as well as all costs associated with the foregoing activities.

     (d)  Quality of Signal.  It shall be CTN's responsibility to ensure that
          -----------------
          the Network signal meets generally accepted broadcast industry standards for DBS such that the signal provided to the Network Facilities is generally consistent with the quality of signal provided by Turner (excluding any HDTV standards) for its other cable programming services.

     (e)  Installation of Network Facilities.  Subject to Turner's express
          ----------------------------------
          distribution obligations set forth in Paragraph l(c) above, CTN shall be solely responsible for the installation of all equipment necessary to distribute and exhibit the Network at the Network Facilities as contemplated hereunder. CTN shall use its reasonable best efforts to use first rate quality equipment and shall include a sound system sufficient to deliver a clear and audible signal to the intended viewing area. It is expressly understood that CTN shall have no rights whatsoever to use any Turner Marks on the television monitors or other equipment installed by or on behalf of CTN at the Network Facilities.

     (f)  Encoding and Related Equipment.  CTN has provided Turner with certain
          ------------------------------
          MPEG encoding and related equipment necessary for Turner's performance of its obligations hereunder, which equipment is identified on
          Schedule I attached hereto ("CTN Equipment"). CTN shall maintain all such CTN Equipment in good working order throughout the Term and shall repair or replace any m functioning equipment in a timely manner upon notice from Turner. Turner shall not be responsible for any delays caused by problems with the CTN Equipment. After the Interim Period, Turner shall return the CTN Equipment to CTN in substantially the same condition CTN delivered to Turner, normal wear and tear excepted.

III. Representations and Authorizations
     ----------------------------------

     (a)  By CTN:
          ------

          CTN represents and warrants to Turner: (i) that it is the owner and operator of the Network; (ii) that it has the full power and authority to execute, deliver and perform under this Agreement and to consummate any and all transactions provided for herein; (iii) that the execution, delivery and performance of this Agreement and the consummation of any and all transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, or constitute a material breach of or default under, any existing contracts or commitments to which CTN is a party or by which it may be bound; (iv) to the best of CTN's knowledge, neither the CTN Content nor TPNI's use and distribution of the same as authorized hereunder will violate or infringe any third party's right of copyright, trademark, service mark, patent or other proprietary rights or constitute to defamation or invasion of privacy or publicity rights of any person or entity; and (v) it will secure all rights and licenses from and make all necessary payments to any third party in connection with use of the CTN Content as contemplated hereunder (including, without limitation, guild payments).

     (b)  By Turner:
          ---------

          Turner represents and warrants to CTN: (i) that it has the full power and authority to execute, deliver and perform under this Agreement and to consummate any and all transactions provided for herein; (ii) that the execution, delivery and performance of this Agreement and the consummation of any and all transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, or constitute a material breach of or default under, any existing contracts or commitments to which Turner is a party or by which it may be bound; (iii) that, to the best of Turner's knowledge, the Programs (excluding any CTN Content therein) and CTN's use thereof as authorized hereunder do not violate any third party's right of copyright, trademark, service mark, patent or other proprietary rights or constitute a defamation or invasion of privacy or publicity rights of any person or entity; (iv) it will secure all rights and licenses from and make all necessary payments to any third party in connection with the use of the Programs (excluding any CTN Content included therein) as contemplated hereunder (including guild payments, but expressly excluding any public performance licenses or payments); and
          (v) that the non-dramatic performing rights to each musical composition in each Program (excluding any CTN Content included therein) are: (a) controlled by ASCAP, BMI or SESAC; (b) controlled by Turner to the extent necessary to permit CTN's use of the Programs as authorized hereunder; or (c) in the public domain. To the extent public performance rights and clearances to musical compositions and recordings necessary for CTN's use of the Programs are not controlled by Turner, CTN acknowledges that such public performances rights and clearances are not granted herein, and CTN shall, at its sole cost and expense, secure all public performance licenses (and pay related fees) necessary for the exhibition by CTN of each musical composition contained in any Program.

IV.  Term
     ----

     The term of this Agreement shall commence on the Effective Date and shall continue for a period of five (5) years through December 31, 2002 (the "Term").

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

V.   Fee and Payment Schedule
     ------------------------

     (a)  Fee.  As consideration for the Programs supplied to CTN under this
          ---
          Agreement, CTN agrees to pay Turner an annual fee of Five Hundred Thousand Dollars ($500,000) (the "Fee") during each of the first three
          (3) years of the Term, and an annual Fee of Seven Hundred Thousand Dollars ($700,000) in years 4 and 5 of the Term.

     (b)  Payment.  The annual Fee shall be payable in twelve (12) equal monthly
          -------
          installments, with the first monthly payment payable on January 10, 1998, and each monthly installment thereafter payable on or before the 10th day of each subsequent calendar month during the Term.

     (c)  Nonpayment.  In addition to its other contractual rights and rights at
          ----------
          law or in equity, in the event of CTN's continuing failure after written notice to pay Turner the Fee payable hereunder for a period of forty-five (45) days after the due date, Turner may, at its discretion, suspend performance of its obligations hereunder until full payment has been received.

VI.  Ownership
     ---------

     (a)  Ownership and Copyright of the Programs.  It is expressly acknowledged
          ---------------------------------------
          and agreed that, as between CTN and Turner, Turner shall own and retain, throughout the universe, and in perpetuity, the exclusive ownership of all rights and title in and to the Programs and the Turner Marks, including all rights of trademark, copyright and copyright renewal. Turner's exclusive ownership and control of the Programs and Turner Marks shall be absolute and without any further obligation whatsoever to CTN or to any third party except as specifically provided herein. All goodwill associated with the Programs and the Turner Marks and the distribution of the same on the Network shall inure to the sole benefit of Turner.

          It is expressly acknowledged and agreed that, as between CTN and Turner, CTN shall own and retain, throughout the universe, and in perpetuity, the exclusive ownership of all rights and title in and to the CTN Content and the CTN Marks, including all rights of trademark, copyright and copyright renewal. CTN's exclusive ownership and control of the CTN Content and CTN Marks shall be absolute and without any further obligation whatsoever to Turner or to any third party except as specifically provided herein. All goodwill associated with the CTN

          Content and the CTN Marks and the distribution of the same on the Network shall inure to the sole benefit of CTN.

     (b)  Turner Content License.  Turner hereby grants to CTN a license to
          ----------------------
          distribute the Programs and any Turner Marks contained therein on the Network during the scheduled air dates solely for display on television monitors located in the

          Network Facilities without the assessment of any viewing charge or access fee. CTN shall air the Programs in their entirety as delivered by Turner and shall not edit, insert material into, or otherwise alter the material contained in the Programs. CTN may not exhibit, display, distribute or otherwise use any Programs or any portion thereof on the Network in any respect after the date upon which such Programs are initially exhibited without the written consent of Turner. In addition to the foregoing, CTN may also use portions of the Programs and the designated Turner Marks to advertise or promote the Network, subject to Turner's prior written approval as to the specific use. Such promotional rights may include use of limited, non-time sensitive portions of the Programs on a promotional CTN website subject to Turner's prior written approval. Notwithstanding the foregoing, during the Term, CTN may use Turner's name and/or Mark solely to identify Turner as a programming source for the Network in its promotional materials without Turner's prior written consent as to each such use with the understanding that such use shall not be derogatory to or critical of Turner or its affiliates and must be consistent with the terms of the relationship established hereunder ( M.., no endorsement).

          No other rights in or to the Programs or the Turner Marks are granted or implied to CTN by this Agreement. Turner hereby reserves all rights in and to the programming footage and other material included in the Programs (excluding any CTN Content) and, hereby reserves the right to exercise, market, exploit or otherwise dispose of such rights in any manner it deems appropriate without limitation or restriction; provided, however, in no event will Turner use any customized programming elements created specifically for CTN or the Network for any purpose other than marketing or promotional activities without the prior approval of CTN.

     (c)  Withdrawal Rights.  Turner may, in its absolute discretion,
          -----------------
          permanently or temporarily withdraw any Program or any portion thereof from distribution on the Network by written notice to CTN at any time as it deems necessary or advisable in the exercise of its sound business judgment and any such withdrawals, interruption, delay or interference shall not constitute or be deemed to be a breach of this Agreement; provided, however, that Turner agrees to use its best efforts to deliver a substitute Program as soon as possible.

          In the event Turner withdraws (and fails to replace) or fails to deliver any Programs in a timely manner, Turner shall, upon the written demand of CTN, reimburse or credit CTN for: (i) the pro-rata portion of the Fee allocable to such Program; and (ii) actual lost advertising revenue from advertising time which actually has been sold with respect to such Program to the extent make goods are unavailable, provided that CTN can document and verify such loss to Turner's reasonable satisfaction.

VII.  Advertising Time and Content
      ----------------------------

      Except as provided in this paragraph, CTN shall have the right to sell all advertising time on the Network and to retain all revenue derived therefrom. Nonetheless, CTN will use reasonable efforts to avoid placing any advertising on the Network in or adjacent to the Programs for any twenty-four hour news network. Notwithstanding CTN's control of the advertising on the Network, it is expressly acknowledged and agreed that CTN shall provide Turner with two (2) thirty second promotional spots per day on the Network (at no charge) for promotional advertising for products or services or cable networks owned and/or operated by Time Warner. Turner will receive one of the promotional spots in the morning daypart and the other in the afternoon daypart, with rotational placement (as scheduled by CTN) within each daypart so as to provide exposure during different time slots within each daypart. CTN further agrees to provide Turner additional thirty (30) second spots on the Network (at no charge) for its promotional spots on an as available basis out of advertising inventory (up to a maximum of one (1) thirty second spot per hour). CTN will make available to Turner upon reasonable request reports tracking the -placement of all such promotional spots on the Network. Finally, without assuming any obligation whatsoever, from time to time during the Term, CTN will explore the possibility of providing additional promotional opportunities to Turner in other media vehicles utilized by CTN in connection with the Network.

VIII. Exclusivity, Right of First Negotiation
      ---------------------------------------

      CTN hereby agrees that Turner shall be the exclusive programming supplier of news programming and a non-exclusive provider of sports and cartoon programming for the Network during the Term of this Agreement; provided, however, that such exclusivity shall not prevent CTN from obtaining and exhibiting local news segments produced by colleges and universities. Furthermore, though Turner is a nonexclusive provider of sports programming for the Network, CTN agrees that Turner shall provide the majority of all sports news programming Q e., daily sports news reporting with an anchor) on the Network.

      CTN hereby grants Turner a right of first negotiation to continue as a news and sports programming provider for the Network after the Term of this Agreement. Accordingly, at least sixty (60) and no more than one hundred twenty (120) days prior to the expiration of the Term, CTN shall notify Turner in writing of its intent to include news and/or sports programming on the Network after the Term and shall negotiate in good faith with Turner on an exclusive basis for a period of not more than thirty (30) days from Turner's receipt of such notice to arrive at an agreement pertaining to Turner's continuing as a news and sports programming supplier for the Network. If CTN and Turner are unable to reach an agreement within said thirty (30) day period, CTN may then pursue negotiations with a third party. The foregoing right of first negotiation shall be null and void and of no further force or effect if this Agreement is terminated early in accordance with its terms.

IX.  Indemnification
     ---------------

     (a)  By Turner.  Turner hereby agrees to indemnify, defend, protect, save
          ---------
          and hold harmless CTN, and its agents, officers, directors, employees, successors, licensees, assignees and attorneys, from and against, any and all liabilities, losses, damages, costs or expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees (including, without limitation, an applicable share of in-house attorneys' costs and expenses) and court costs, whether fixed or contingent, threatened or actual, known or unknown, liquidated or unliquidated, of any kind or nature whatsoever (collectively, "Claims"), imposed on, incurred by, or asserted against CTN or the foregoing individuals arising out of or related to a third party claim that (i) the Programs (excluding any CTN Content included therein) infringe or violate any copyright, trademark, patent or other intellectual property right of any third party or are considered libelous or defamatory to a third party; (ii) any Turner Mark infringes any copyright, trademark, patent or other intellectual property fight of any third party; (iii) Turner is in breach or alleged breach of any representation, warranty, covenant or obligation by it contained in or made pursuant to this Agreement; (iv) the Programs (excluding any CTN Content contained therein) fail to comply with any applicable laws, rules or regulations; or (v) Turner's activities hereunder caused any bodily injury and/or property damage.

     (b)  By CTN.  CTN hereby agrees to indemnify, defend, protect, save and
          ------
          hold harmless Turner and its agents, officers, directors, employees, successors, licensees, assignees and attorneys, from and against, any and all Claims imposed on, incurred by, or asserted against Turner or any of the foregoing individuals arising out of or related to a third party claim that (i) the CTN Content infringes or violates any copyright, trademark, patent or other intellectual property right of any third party or are considered libelous or defamatory to a third party; (ii) any CTN trademark, service mark, tradename or logo provided by CTN for the Network infringes any copyright, trademark, patent or other intellectual property right of any third party; (iii) the Network and/or CTN's distribution of the same fails to comply with any applicable laws, rules or regulations (except to the extent such noncompliance relates solely to the Programs); (iv) any equipment or installation activities related to the distribution and/or exhibition of the Network caused any bodily injury and/or property damage; or (v) CTN is in breach or alleged breach of any representation, warranty, covenant or obligation by it contained in or made pursuant to this Agreement.

X.   Termination.  This Agreement may be terminated as follows:
     -----------

     (a)  By Either Party.  Either Party may terminate this Agreement if the
          ---------------
          other party is in material default in the performance of its material obligations hereunder or in material breach of its representations, warranties and/or covenants hereunder if such default or breach remains uncured after receipt of thirty (30) days' written notice from the non-defaulting party.

     (b)  By Turner.  Turner may terminate this Agreement:
          ---------

          (i) on ninety (90) days prior written notice to CTN if the quality and/or content of the CTN Content or the advertising included on the Network significantly deteriorates from the current quality, or if the operations of the Network are significantly below the level of the current operations, so as to have a material adverse affect on the goodwill of Turner or one of its programming affiliates. For purposes of this Paragraph, significant deterioration in quality and/or content of the CTN Content shall mean changes that are objectionable such that colleges and universities are canceling their affiliation with CTN and which are materially below the quality of any programming currently being provided by Turner or one of its programming affiliates; or

          (ii) on ninety (90) days written notice to CTN in the event of a proposed CTN assignment to a Turner "Competitor" as defined in Paragraph XII(g) below.

     (c) By CTN.  CTN may terminate this Agreement:
         ------

          (i) on ninety (90) days written notice to Turner if the quality and/or content of the Programs (taken as a whole in each case) delivered by Turner significantly deteriorates from the current quality of the Programs. For purposes of this Paragraph, significant deterioration in quality of the Programs shall mean changes that are materially below the quality of any programming currently being provided by Turner or one of its news programming affiliates; or

          (ii) upon the effective date of any sale or other disposition of substantially all of the CTN assets or CTN stock to any third party or the merger of CTN with any third party entity unaffiliated with CTN, by ninety (90) days prior written notice to Turner, provided that, CTN pays Turner an aggregate amount equal to nine (9) monthly payments at the applicable Fee rate for the period commencing on the effective date of termination or the amount representing the unpaid portion of the aggregate Fee payable through expiration of the Term, whichever is less. It is expressly agreed that such amount shall be deemed to be liquidated damages, not a penalty, for CTN's early termination of this Agreement. It is further expressly agreed and understood that Turner shall have no production or other obligations to CTN as of the effective termination date.

     (d)  Effect.  In the event of termination of this Agreement by Turner for a
          ------
          CTN breach or pursuant to Paragraph X(b)(i) above, Turner shall (in addition to its other legal and equitable rights and remedies available) be entitled to receive payment for all outstanding costs and expenses incurred by Turner in connection with producing the Programs to date, as well as all actual out-of-pocket closing costs associated with terminating production and delivery of the Programs to CTN (such costs to include, without limitation, severance payments, if necessary, in accordance with Turner standard policies, and remaining capital costs outstanding), upon presentment of proper documentation; provided, however, that in no event shall CTN's payment pursuant to this provision exceed the amount representing the unpaid portion of the aggregate Fee payable through expiration of the Term. It is expressly understood and agreed that such payment shall be deemed to be liquidated damages, not a penalty, for CTN's failure to fulfill its obligations hereunder.

XI.  Non-Compete.  During the term of this Agreement, Turner agrees that it will
     -----------
     not provide a customized news product developed specifically for college students to any college or university for exhibition on a place-based television network or program service that is directly or indirectly competitive with the Network. Without modifying the foregoing, it is expressly understood and agreed that the delivery of Turner-affiliated programming services to colleges and universities in the normal course of business without further customization shall not violate the foregoing covenant. Furthermore, Turner's non-compete shall continue for a period of six (6) months following any termination of this Agreement by CTN as a result of a material breach by Turner or pursuant to Paragraph X(c)(i) of this Agreement.

XII. General Provisions
     ------------------

     (a)  Force Majeure.  Neither party shall be liable to the other for any
          -------------
          failure to perform under this Agreement caused by or due to an event of force majeure, such as any act of God, inevitable accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, failure of transportation facilities, enactment, rule, order or act of government or governmental instrumentality (whether domestic or international and whether federal, state or local, or the international equivalent thereof), failure of technical facilities, including satellite failures or feed failures, or any other cause of any nature whatsoever beyond the control of the Parties hereto which was not avoidable.

     (b)  Notices.  All notices which either party hereto is required or may
          -------
          desire to give to the other party hereunder shall be in writing and shall be given either by personal delivery (including by means of overnight delivery services), telegram, telex (toll prepaid), telecopy or other electronic means with confirmation of delivery or by registered or certified mail (postage prepaid). Such notices shall be deemed given on the date delivered, telegraphed, telexed, telecopied or otherwise delivered by electronic means or, if mailed, on the date received. Until further notice in accordance with this provision, all notices given hereunder shall be addressed to Turner and CTN as follows:

                    TO TURNER:
                    ---------

                    Turner Private Networks, Inc.
                    Ms.  Deborah Cooper
                    One CNN Center
                    Box 105366
                    Atlanta, Georgia  30303
                    Telephone: (404) 827-4820
                    Facsimile: (404) 827-4434

               cc:  Office of the General Counsel
                    Turner Broadcasting System, Inc.
                    One CNN Center, 13 North
                    P.O. Box 105366
                    Atlanta, Georgia  30348-5366
                    Attn.: General Counsel
                    Telephone (404) 827-3470
                    Facsimile (404) 827-1995

                    TO CTN:
                    ------

                    College Television Network, Inc.
                    5784 Lake Forrest Drive
                    Suite 275
                    Atlanta, Georgia 30328
                    Attn.: Mr.  Jason Elkin
                    Telephone (404) 256-4444
                    Facsimile (404) 257-9517

               cc:  Neil H.  Dickson, Esq.
                    Morris, Manning & Martin, L.L.P.
                    1600 Atlanta Financial Center
                    3343 Peachtree Road, NE
                    Atlanta, Georgia 30326
                    Telephone (404) 233-7000
                    Facsimile (404) 365-9532

     (c)  Severability.  Nothing contained in this Agreement shall be construed
          ------------
          to require the commission of any act contrary to law, statute, ordinance, order or regulation, and wherever there is any conflict between any provision of this Agreement and any of the foregoing, contrary to which the Parties hereto have no legal right to contract, such law, statute, ordinance, order or regulation shall prevail; provided, however, in such event: (a) the provision of this Agreement so affected shall be limited only to the extent necessary to permit compliance with the minimum legal requirement; (b) no other provisions of this Agreement shall be affected thereby; and (c) all such other provisions shall continue in full force and effect. The

          Parties shall negotiate in good faith to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of such invalid, illegal or unenforceable provision.

     (d)  Further Documents.  Each party hereto shall execute any and all
          -----------------
          further instruments which either party may deem reasonably necessary, desirable or proper to carry out the purposes of this Agreement.

     (e)  Prior Agreements, Waivers, Paragraph Headings, Modification.  This
          -----------------------------------------------------------
          Agreement supersedes all prior agreements and understandings between the Parties hereto, whether oral or written, pertaining to the subject matter hereof No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition hereof, nor shall any waiver of any default under this Agreement be construed as a waiver of any other default hereunder. The descriptive headings of the paragraphs of this Agreement are for convenience only and do not constitute a part of this Agreement. This Agreement may be modified only by a written instrument executed by the Parties hereto.

     (f)  Governing Law.  This Agreement shall in all respects be governed by,
          -------------
          and construed in accordance with, the laws of the State of Georgia applicable to contracts.

     (g)  Assignments.  Neither Party shall voluntarily assign any of its rights
          -----------
          or obligations hereunder, without the prior written consent of the other party; however, in the event of a merger or a sale of all or substantially all of the assets or stock by a Party or its shareholders, such Party may assign this Agreement to such entity without the prior approval of the other Party upon ninety (90) days advance written notice to the other Party and subject to the other Party's termination right hereunder if the proposed assignee is a "Competitor." For purposes of this provision and the termination right, a "Competitor" shall be defined as any entity reasonably deemed to compete with the primary business of CTN, in the case of a Turner assignment, or any entity in the business of providing national news and/or sports programming in the United States, in the case of a CTN assignment. Any attempted assignment, delegation or transfer in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the successors and assigns of the Parties.

     (h)  Confidentiality.  During the term of this Agreement and for a period
          ---------------
          of three (3) years thereafter, neither CTN nor Turner shall disclose to any third party any information regarding the terms and conditions of this Agreement or any other confidential, non-public information disclosed by a party to the other party during the Term, except: (i) to the minimum extent necessary to comply with the law or valid court order; (ii) as part of its normal reporting or review procedure to its board members, shareholders, lenders, auditors and attorneys; or (iii) in order to enforce its rights or perform its obligations under this Agreement.

     (i)  Publicity.  Any information released to the public regarding this
          ---------
          Agreement or the matters covered hereby, including, without limitation, press releases, must be agreed upon and approved by both Parties in writing in advance as to timing, content and the necessity therefor. Notwithstanding the foregoing, each Party may disclose information related to this Agreement to its owners or investors as required under applicable securities laws.

     (j)  Survival.  All representations, warranties and indemnities contained
          --------
          herein or made by either party in connection herewith shall survive the execution, delivery, suspension, expiration and termination of this Agreement or any provision hereof.

     (k)  Relationship of Parties.  Nothing herein shall be deemed to create an
          -----------------------
          employment, joint venture, agency or partnership relationship between the parties hereto. The Parties hereto acknowledge and represent that they are independent contractors with respect to each other.


COLLEGE TELEVISION NETWORK, INC.                  TURNER PRIVATE NETWORKS, INC.


By:  /s/ Jason Elkin                              By:  /s/ Deborah Cooper
   ----------------------------                      --------------------------
Title:  Chief Executive Officer                   Title:  Senior Vice President

                                  EXHIBIT "A"

                               DELIVERY SCHEDULE

     It is understood that Turner shall, on average, provide 154 Programs per school year. Such Programs shall be provided for each non-holiday school day. It is understood and agreed that no Programs shall be produced or delivered during the months of June or July of any year of the Term. Delivery shall begin in mid-August and continue through Mid-May (with the exception of holiday breaks), with exact dates to be agreed upon by the parties. Delivery of each Program is currently scheduled to take place on the day before the scheduled air date; such time may be changed by the mutual agreement of the Parties. Specifically, after the Interim Period, Turner will use commercially reasonable efforts to deliver one (1) general news segment and one (1) sports segment each morning for exhibition that afternoon on the Network, with the remaining general news segment and sports segment to be delivered that afternoon for exhibition the following morning on the Network.

                                   SCHEDULE 1

                                 CTN EQUIPMENT


                                  See Attached

 .    Goldstar VGA monitor model 1423 Plus, s/n MC-30901684
 .    SONY video monitor model PVM-1350, s/n 2000927
 .    SONY video cassette player model UVW-1600, s/n 10827
 .    Optimus stereo amplified speakers
 .    Archer four-input A/V switcher
 .    Archer one-to-three video distribution amplifier
 .    Cisco 2524 router with DSU/CSU T1 module, 14ft RJ45 patch cable
 .    Henry Systems Match Box impedance matching interface adapter
 .    IBM Server 320 model 8640 OYO, s/n 2363527
       1.2 GB Quantum Fireball hard drive
       Optibase MPEG Lab Suite Encoder, s/n 1500694
       Keyboard and Mouse
       Optibase PCMotion Decoder, s/n 1251801
       Artisoft AE-2 Ethernet controller card
       IBM 14.4 modem
       Hughes DirecPC adapter, s/n 027008
       Diamond Stealth 64 VGA adapter
       BusLogic PCI SCSI-2 adapter
       9 GB Micropolis hard drive model 1991 AV
       2 GB Micropolis hard drive model 3221 AV
       Colorado Jumbo 250 QIC-80 tape drive
       Pioneer 4X CD-ROM drive, IDE interface
 .    Mastercom Audio Interactive, Stereo MultiBand, Dynamics Processor Model MDX
     4000, s/n 61139825